Exhibit 23.3

CONSENT OF ORE RESERVES ENGINEERING

We hereby consent to the incorporation by reference of the mineral resource estimates and other analyses performed by us in our capacity as an independent consultant to Rare Element Resources Ltd. (the “Company”), which are set forth in the Company’s Transition Report on Form 10-K for the six-month period ended December 31, 2012, in the Company’s Registration Statements on Form S-8 (Nos. 333-170022 and 333-184983), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date:  March 15, 2013

ORE RESERVES ENGINEERING

/s/ Alan C. Noble

Name:  Alan C Noble

Title:  Owner